Exhibit 99.1

Investor Contact: Berkman Associates (310) 826-5051 info@BerkmanAssociates.com	Company Contact: Alan Magerman, Chairman (760) 447-8900 xenonics@xenonics.com
Xenonics Reports First Quarter Results
CARLSBAD, CALIFORNIA — February 13, 2009 — XENONICS HOLDINGS, INC. (AMEX:XNN) today announced financial results for the first quarter of fiscal 2009, and commented on the outlook for the fiscal year.
For the three months ended December 31, 2009, revenue decreased as anticipated to $354,000 compared to $3,561,000 for the first quarter of fiscal 2008, primarily reflecting the timing of the receipt of orders for Xenonics’ NightHunter high-intensity illumination products from military customers. The net loss for this year’s first quarter was $1,296,000, or $0.06 per share. This compares to net income for last year’s first quarter of $312,000, or $0.01 per diluted share.
“We are confident that our financial performance will improve significantly in the current quarter, based on orders we have received for our NightHunter and SuperVision products, a substantial portion of which are scheduled to ship before the end of March. We also continue to expect the company to deliver substantially higher revenue for fiscal 2009 as a whole compared to fiscal 2008 despite the slow start to the new year, as more than $11 million of outstanding Operational Needs Statements from military customers requesting funding for purchases of our NightHunter 3 work their way through the procurement process, and the five new master distributors we recently signed for our SuperVision products add to the momentum we are building for this patented night vision system in the law enforcement marketplace,” said Alan Magerman, Chairman.
Recently announced orders include $2.3 million for NightHunters to be included in non-lethal force protection integration projects for the U.S. military, and $1 million for SuperVision devices from master distributors that primarily serve the law enforcement market.
At December 31, 2008, Xenonics reported working capital of $2,163,000 and a current ratio of 2-to-1. The company owns $1,000,000 of Auction Rate Securities (ARS) collateralized by student loans guaranteed by the U.S. government. Due to extraordinary credit market conditions, the ARS owned by Xenonics experienced failed auctions in 2008. The company’s investment advisory firm, as well as the original marketing bank, have contractually committed to repurchase the ARS, at par value, by June 2010. Accordingly, the ARS were reclassified on the company’s balance sheet at September 30, 2008 from current to long-term investments. Xenonics has established a non-recourse bank line of credit for 100% of the principal balance of the ARS, with interest limited to interest earned on the ARS, and has borrowed the entire $1,000,000 and invested the proceeds in a money market account.
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3186 Lionshead Avenue, Carlsbad, CA 92010
(760) 477-8900 fax (760) 477-8896 www.xenonics.com email xenonics@xenonics.com

Xenonics Reports First Quarter Results
February 13, 2009
Page Two
Conference Call
Xenonics has scheduled a conference call at 11:00 a.m. EST this morning to discuss its fiscal 2008 results. The dial in number is (800) 561-2601 and the passcode is 97964789. A simultaneous webcast of the conference call can be accessed from the Webcast Center of the Investor Relations link at www.xenonics.com. A replay will be available after 1:00 p.m. EST at this same Internet address. For a telephone replay, dial (888) 286-8010, passcode 55545179, after 1:00 p.m. EST.
About Xenonics
Xenonics Holdings, Inc. (AMEX:XNN) develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.
Forward-Looking Statements
Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.
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XENONICS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended
	December 31,
	2008	2007
Rounded in thousands, except per share amounts	(unaudited)

Revenues	$354,000	$3,561,000

Cost of goods sold	194,000	1,806,000

Gross profit	160,000	1,755,000

Selling, general and administrative	1,209,000	1,317,000

Research and development	188,000	139,000

Income (loss) from operations	(1,237,000)	299,000

Other income/(expense):
Loss on derivative revaluation	(63,000)	—
Interest income	8,000	13,000
Interest expense	(2,000)	—

Income (loss) before provision for income taxes	(1,294,000)	312,000

Income tax provision	2,000	—

Net income (loss)	$(1,296,000)	$312,000

Net income (loss) per share:
Basic	$(0.06)	$0.02

Diluted	$(0.06)	$0.01

Weighted average shares outstanding:
Basic	20,247,000	19,839,000

Diluted	20,247,000	20,997,000

XENONICS HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2008	2008
Rounded in thousands, except par value	(unaudited)

Assets
Current Assets:
Cash	$738,000	$325,000
Accounts receivable, net	98,000	954,000
Inventories	3,044,000	1,745,000
Other current assets	424,000	375,000

Total Current Assets	4,304,000	3,399,000

Investments in marketable securities	1,000,000	1,000,000
Equipment, furniture and fixtures, net	148,000	161,000
Goodwill	375,000	—

Total Assets	$5,827,000	$4,560,000

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$1,635,000	$539,000
Accrued expenses	269,000	94,000
Accrued payroll and related taxes	237,000	173,000

Total Current Liabilities	2,141,000	806,000

Long-term Liabilities:
Bank note payable	1,000,000	—

Shareholders’ Equity:
Preferred shares, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common shares, $.001 par value, 50,000,000 shares authorized; 20,572,000 shares issued and 20,459,000 shares outstanding at December 31, 2008; 20,296,000 issued and 20,184,000 shares outstanding at September 30, 2008	20,000	20,000
Additional paid-in capital	23,972,000	23,744,000
Accumulated deficit	(21,000,000)	(19,704,000)

	2,992,000	4,060,000
Less treasury stock, at cost, 113,000 shares	(306,000)	(306,000)

Total Shareholders’ Equity	2,686,000	3,754,000

Total Liabilities and Shareholders’ Equity	$5,827,000	$4,560,000